UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) Of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 16, 2006

Memry Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-15971	06-1084424
(Commission File Number)	(IRS Employer Identification No.)

3 Berkshire Boulevard, Bethel, Connecticut	06801
(Address of principal executive offices)	(Zip Code)

(203) 739-1100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 16, 2006, Memry Corporation (the “Company”) entered into an exclusive agreement (the “Agreement”) with United State Surgical, Division of Tyco Healthcare Group LP (“Tyco”). The Agreement is effective as of December 22, 2005. Pursuant to the Agreement, the Company will be the exclusive supplier of all nitinol base organ retrieval bags for Tyco. The Agreement expires on September 30, 2008, unless it is terminated earlier in accordance with the provisions set forth in the Agreement. The Agreement also provides that the Company will be considered a “preferred supplier” of Tyco for all successor products for the term of the Agreement. A copy of the Agreement is attached hereto as Exhibit 10.1.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 19, 2006, the Board of Directors of the Company (the “Board”) agreed to amend Sections 1.1 and 3.1 of the Company’s Bylaws (the “Bylaws”). Section 1.1, as amended, provides that the annual meeting of the Company’s shareholders will be held each year on a date specified by the by the Board. Section 3.1, as amended, provides that the Chairman of the Board may be elected or appointed as an executive officer of the Company at the discretion of the Board. Amendment Number 2 to the Bylaws is attached hereto as Exhibit 3.1. No other changes were made to the Bylaws.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

3.1	–	Amendment Number 2 to Bylaws of Memry Corporation

10.1	–	Agreement, dated as of January 16, 2006, by and between the Company and United States Surgical, Division of Tyco Healthcare Group LP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEMRY CORPORATION

Date: February 6, 2006	By:	/s/ ROBERT P. BELCHER
Robert P. Belcher
President and Chief Executive Officer, Senior Vice President – Finance and Administration, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amendment Number 2 to Bylaws of Memry Corporation

10.1*	Agreement, dated as of January 16, 2006, by and between the Company and United States Surgical, Division of Tyco Healthcare Group LP

*	Confidential information is omitted from this exhibit and filed separately with Securities and Exchange Commission accompanied by a confidential treatment request pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.